Gulf Resources Announces Asset Purchase of Dong Ying City Liu Hu Area

  Acquisition of 2,318 acres is expected to yield approximately 3,700 tons of annual bromine production equating to $6.85 million in revenue and $1.8 million in net income

LOS ANGELES and SHENZHEN, China, June 11, 2007 -- Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR - News) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today that on June 8, 2007 it completed an asset purchase agreement with Dong Hua Yang, an individual who controls bromine production property in the Dong Ying City Liu Hu area, for approximately $6.7 million in total consideration.

The key asset includes a 50-year property lease covering approximately 2,318 acres, or 9.38 square kilometers, which is located in close proximity to SCHC. The lease is paid in full through maturation on April 30, 2052. The property maintains proven reserves of approximately 235,000 tons of bromine. Additional assets to be conveyed in this purchase include the existing bromine production infrastructure, wells, pipelines, power circuits, and other equipment, as well as the existing buildings on the property. The property and assets carry a book value of approximately $7.5 million, which management believes is approximately seventy percent of the current market value.

The facility is currently producing approximately 3,700 tons of bromine annually, which equates to $6.85 million in revenues and $1.8 million in net income at current market prices and is operating at 69 percent capacity utilization. Gulf Resources plans to invest approximately $3.3 million in new equipment and property improvements during 2007. These improvements are expected to increase overall production output by 21.6 percent to more than 4,500 tons of bromine annually with a target plant utilization rate of between 84 to 89 percent.

"The acquisition of the Dong Ying City Liu Hu area is expected to increase SCHC's overall bromine production output by approximately 24 percent to over 19,100 tons annually, and salt production by approximately 23.4 percent to 97,500 tons annually and be accretive to 2007 earnings," stated Ming Yang, CEO of Gulf Resources, Inc. "This acquisition is consistent with our stated plan to acquire and consolidate local bromine producers while expanding our collective production capacity and overall output. As the government continues to closely monitor unlicensed operators, the bromine production and distribution licenses we maintain have enabled the Company to purchase new reserves at attractive valuations while providing owners with a way to monetize under utilized assets, a true win-win for both parties. In addition, this acquisition is expected to increase our proven bromine reserves to approximately 1.05 million tons. Given the long duration of these associated land leases, we are building a recurring business model with attractive margins and strong cash flow, which management expects will drive significant shareholder value in the coming years."

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Consideration for the asset purchase includes approximately $4.6 million in cash at closing, a promissory note for approximately $900,000 and 409,795 shares of restricted Gulf Resources (GUFR) common stock valued at $941,300 based on a stock price of $2.30 per share.

This acquisition was completed on June 8, 2007 and further details on the terms of this transaction can be found in the Company's 8-K to be filed with the Securities and Exchange Commission on June 11, 2007.

Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.


Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: the ability of Gulf to complete the asset purchase of Dong Ying City Liu Hu area, the general economic and business conditions in the PRC, product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and crude salt, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


Investor Relations Contact:
Ethan Chuang (310) 470-2886
Ethan@gulfresourcesco.com

Matthew Hayden
HC International, Inc.
(858) 704-5065
matt@haydenir.com


Source: Gulf Resources, Inc.